EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific Warrant Call Final Results

DALLAS—(BUSINESS WIRE)—May 24, 2004—Collegiate Pacific (AMEX:BOO) today reported the results of its warrant call that expired on May 20, 2004.

In discussing the warrant call, Michael Blumenfeld, CEO, stated, “As of the close of business on May 20, 2004, 98.6% of the outstanding warrants have been exercised resulting in the receipt of approximately $20.9 million in new equity capital. The application of the proceeds has been applied as follows:

1. Completed the acquisitions of Tomark Sports and Kessler Team Sports

2. Paid in full our outstanding bank line

3. Retained about $5 million in cash for future expansion

“It is our intent to expand the size of our existing bank facility which, when added to our existing cash position, will make available a sizable war chest to pursue new acquisitions. Our immediate goal is to add an additional $30-$50 million of accretive revenues. We are now in a position where we can aggressively review larger and more productive relationships whether they be acquisitions, joint ventures or licensing agreements.”

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets and through recent acquisitions is now the nation’s number one team sports dealer.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

     CONTACT: Collegiate Pacific, Dallas Mike Blumenfeld, 972-243-0870

     SOURCE: Collegiate Pacific